Free Writing Prospectus

Dated October 22, 2015

Filed Pursuant to Rule 433(d)

Registration No. 333-189212

Registration No. 333-189212-10

**PRICING DETAILS** $1.050bn CarMax Auto Owner Trust (CARMX) 2015-4

Joint Leads : Credit Suisse(str), Barclays, Wells Fargo

Co-Managers : BOA, MUFG, RBC, Scotiabank

CLS	$AMT(mm)	WAL	S&P/MDY	WIN	L.FINAL	BNCH SPRD	YLD %	CPN %	$ PX
A1	179.000	0.24	A-1+/P-1	1-6	10/17/16		0.42%		100-00
A2A	193.000	1.13	AAA/Aaa	6-23	04/15/19	EDSF + 60	1.100	1.09	99.99164
A2B	193.000	1.13	AAA/Aaa	6-23	04/15/19	1mL + 60			100-00
A3	327.000	2.62	AAA/Aaa	23-43	11/16/20	IntS + 70	1.567	1.56	99.99513
A4	90.270	3.82	AAA/Aaa	43-48	06/15/21	IntS + 70	1.840	1.83	99.98902
B	19.430	3.96	AA+/Aa2	48-48	08/16/21	IntS + 100	2.171	2.16	99.99531
C	22.050	3.96	A+/A2	48-48	10/15/21	IntS + 135	2.521	2.50	99.97042
D	26.250	3.96	BBB/Baa2	48-48	05/16/22	IntS + 185	3.021	3.00	99.99201

* Expected Settle : 10/28/15	* Format : Public/SEC Registered
* First Pay Date : 11/16/15	* ERISA : Yes
* Expected Ratings : S&P, MOODY’S	* Min Denoms : $5k by $1k
* Timing : Priced	* Ticker : CARMX 2015-4

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 221-1037.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.